CLIFFORD CHANCE US LLP

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Exhibit 5.1
June 6, 2016
National Storage Affiliates Trust
5200 DTC Parkway, Suite 200
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by the Company of: (1) its common shares of beneficial interest, par value $0.01 per share (“Common Shares”); (2) its preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”); (3) its depositary shares representing Preferred Shares (“Depositary Shares”); (4) its debt securities (which may be issued in one or more series) (“Debt Securities”); (5) warrants entitling the holders to purchase Common Shares, Preferred Shares or Depositary Shares (“Warrants”); and (6) rights entitling the holders to purchase Common Shares (“Rights”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly formed as a real estate investment trust under the laws of the State of Maryland and is in good standing.

2.
When the board of trustees of the Company (the “Board”) authorizes the issuance of authorized but unissued Common Shares and in accordance with that authorization the Common Shares (a) are sold for at least their par value as contemplated in the Registration Statement or (b) are issued on exercise of a right to convert Preferred Shares, Depositary Shares or Debt Securities, on exercise of Warrants or on the exercise of Rights, which are sold for at least the par value of the Common Shares (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

3.
When the Board authorizes the creation and sale of one or more series of Preferred Shares in accordance with the provisions of the Company’s articles of amendment and restatement relating to the issuance of Preferred Shares and in accordance with that authorization that Preferred Shares are (a) sold for at least their par value as contemplated in the Registration Statement or (b) issued on conversion of other series of Preferred Shares or on exercise of Warrants, which are sold for at least the par value of the Preferred Shares (including any amount paid at the time of conversion or

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com

exercise) as contemplated in the Registration Statement, that Preferred Shares will be validly issued, fully paid and nonassessable.

4.
When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Shares and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Shares as contemplated in the Registration Statement or (b) issued on conversion of other series of underlying Preferred Shares or exercise of Warrants, which are sold for at least the par value of the Preferred Shares (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be validly issued, fully paid and nonassessable.

5.
When the Board authorizes the creation of one or more series of Debt Securities, and in accordance with that authorization and a duly executed and delivered indenture and any supplemental indenture between the Company and the trustee named therein, those Debt Securities are sold as contemplated in the Registration Statement, if the interest on those Debt Securities is not at a rate which violates applicable law, those Debt Securities will constitute valid and legally binding obligations of the Company.

6.
When the Board authorizes the issuance of Warrants which provide for the issuance of Common Shares, Preferred Shares or Depositary Shares upon payment of consideration equal at least to the par value of the Common Shares, Preferred Shares or Depositary Shares being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

7.
When the Board authorizes the issuance of Rights which provide for the right to purchase Common Shares, upon payment of consideration equal to at least the par value of the Common Shares being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company.

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP